Filed Pursuant to Rule 433
Registration Statement No. 333-158199-10
March 21, 2011

Product Name	Ticker	Closing Price Date[1]	Closing Price	Indicative Value Ticker	Closing Indicative Date[2]	Closing Indicative Value	ETN Volume Traded	Market Capitalization	Daily Return[3]	Daily Beta to VIX[4]
VIIX - Long VIX Short Term ETNs - Series ETN 2010-06	VIIX	18 Mar 2011	$76.57	VIIXIV	18 Mar 2011	$76.12	9,400	$7,657,000	-3.29%	0.45
VIIZ - Long VIX Medium Term ETNs - Series ETN 2010-07	VIIZ	16 Mar 2011	$87.26	VIIZIV	18 Mar 2011	$82.18	400	$4,363,000	-3.24%	0.44
XIV - Inverse VIX Short Term ETNs - Series ETN 2010-08	XIV	18 Mar 2011	$117.40	XIVIV	18 Mar 2011	$117.96	25,188	$64,570,000	3.29%	-0.45
ZIV - Inverse VIX Medium Term ETNs - Series ETN 2010-09	ZIV	17 Mar 2011	$113.72	ZIVIV	18 Mar 2011	$117.97	200	$5,686,000	3.24%	-0.44
TVIX - 2x Long VIX Short Term ETNs - Series ETN 2010-04	TVIX	18 Mar 2011	$52.99	TVIXIV	18 Mar 2011	$52.57	260,405	$30,204,300	-6.59%	0.90
TVIZ - 2x Long VIX Medium Term ETNs - Series ETN 2010-05	TVIZ	18 Mar 2011	$66.87	TVIZIV	18 Mar 2011	$65.85	1,779	$5,015,250	-6.49%	0.89
Sources: Credit Suisse, Bloomberg, NYSE, Reuters

1. Closing Price Date means the last date when a traded price was published
2. Closing Indicative Value Date means the last date when a Closing Indicative Value was published
3. Daily Return means the Closing Indicative Value as of one business day ago over the Closing Indicative Value as of two business days ago minus one
4. Daily Beta to VIX means the Daily Return of the relevant product over the Daily Beta of the VIX

The ETNs are intended to be trading tools for sophisticated investors and should be purchased only by knowledgeable investors who understand the potential consequences of investing in a volatility index and of seeking leveraged investment results.

Credit Suisse has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the prospectus supplement dated March 25, 2009, prospectus dated March 25, 2009 (File No. 333-158199-10), to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or VLS Securities LLC or any agent or dealer participating in an offering will arrange to send you the applicable terms sheet or pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 800-221-1037.

You may access the pricing supplement related to the offering referenced herein on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1053092/000095010310003671/dp20211_424b2-etn1.htm

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.